EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the board of directors of H&H Imports, Inc.,

We hereby consent to the use in the Prospectus constituting part of the Registration Statement of H&H Imports, Inc. on Form S-1 of our report dated May 18, 2010, on the consolidated financial statements of TV Goods Holding Corporation as of March 31, 2010 and the related consolidated statement of operations, changes in stockholders’ deficit, and cash flows from inception October 16, 2009 to March 31, 2010 which appear in such Prospectus. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statement.

/S/ JEWETT SCHWARTZ WOLFE & ASSOCIATES

Hollywood, Florida

November 19, 2010